Exhibit 16.1

[logo of Virchow Krause & Company]

March 15, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by NimbleGen Systems, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of the “Change in Accountants” sections of the Form S-1 of NimbleGen Systems, Inc. We agree with the statements concerning our Firm in such Form S-1.

Sincerely,

VIRCHOW, KRAUSE & COMPANY, LLP

/s/ Virchow, Krause & Company, LLP

Ten Terrace Court • PO Box 7398 • Madison, WI 53707-7398 • Tel 608.249.6622 • Fax 608.249.8532 • www.virchowkrause.com

Virchow, Krause & Company, LLP

Certified Public Accountants & Consultants    •    An Independent Member of Baker Tilly International